Exhibit 10(m)

December 10, 2008

Mr. Sumner M. Redstone

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Mr. Redstone:

This letter serves to modify, for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), certain provisions of your employment agreement dated December 29, 2005 (the “December 2005 Agreement”), as amended on March 13, 2007 (the “March 2007 Agreement” and together with the December 2005 Agreement, your “Employment Agreement”).  Capitalized terms used in this letter agreement without definition have the meanings assigned to them in the Employment Agreement.  This letter, when fully executed below, shall amend your Employment Agreement as follows:

1.                                       Paragraph 2(d)(iv)(4)b.(II) of your Employment Agreement (page 5 of the March 2007 Agreement) shall be amended in its entirety to read as follows:

“(II) any incremental Shares to which you are entitled by virtue of paragraph 2(d)(iv)(3) will be delivered between January 1 and March 15 of the calendar year following the calendar year during which the applicable Measurement Period ends (the expectation of the parties being that such incremental Shares will be delivered on the second business day following the delivery of CBS’s audited financial statements in respect of the calendar year during which the applicable Measurement Period ends (so that it can be determined whether or not CBS attained the OIBDA hurdle in respect of such award)).”

2.                                       The following new paragraph shall be added at the end of paragraph 4 of your Employment Agreement (pages 5 and 6 of the December 2005 Agreement):

“If the provision of any benefit or perquisite results in in-kind benefits or reimbursements to you that are (x) taxable for federal income tax purposes and (y) subject to Section 409A, then such in-kind benefits or reimbursements shall be subject to the following rules:

(a)                                  The in-kind benefits to be provided, or the amounts to be reimbursed, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement.

(b)                                 The amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses

Mr. Sumner M. Redstone
December 10, 2008

eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.

(c)                                  Any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(d)                                 Your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.”

3.                                       The last sentence of paragraph 13 of your Employment Agreement (page 7 of the December 2005 Agreement) shall be deleted and replaced with the following new sentence:

“Notwithstanding any other provisions of this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined pursuant to procedures adopted by CBS Corporation) at the time of the termination of your employment, then to the extent any amount scheduled to be paid to you during the six-month period following the termination of your employment (including, for this purpose, any equity-based incentive award that is scheduled for payment or settlement during the six-month period following the termination of your employment), and as a result of the termination of your employment, constitutes deferred compensation (within the meaning of Section 409A of the Code), such amount shall be paid to you or settled, as the case may be, on the earlier of (i) the first business day of the seventh calendar month following the calendar month in which the termination of your employment occurs or (ii) your death.”

4.                                       A new paragraph 14 shall be added to the end of your Employment Agreement (page 7 of the December 2005 Agreement):

“14.                           No Offsets; Section 409A.

(a)                                  No offsets or deductions shall be made against money or property that you owe to CBS from amounts that constitute deferred compensation for purposes of Section 409A of the Code, except for applicable withholding taxes on such amounts, to the extent that such offset or deduction would result in the imposition of additional tax, penalties or interest under Section 409A of the Code.

(b)                                 To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code.  This Agreement shall be construed in a manner to give effect to such intention.  In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall CBS be liable for any tax, interest or penalties that may be imposed on you under Section 409A of the Code.  Neither CBS nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any such taxes, interest or penalties, or liability for any damages related thereto.”

Mr. Sumner M. Redstone
December 10, 2008

5.                                       Except as otherwise provided herein, your Employment Agreement shall continue in full force and effect in accordance with its terms.

To acknowledge your agreement to the foregoing, please sign, date and return this letter to me not later than December 31, 2008.

Very truly yours,

CBS CORPORATION

By:	/s/ Louis J. Briskman

Louis J. Briskman
Executive Vice President and
General Counsel,
CBS Corporation

Accepted and Agreed:

/s/ Sumner M. Redstone
Sumner M. Redstone

Dated:	12/16/08